EXHIBIT 5
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                               Gadsby & Hannah LLP
                               225 Franklin Street
                                 Boston MA 02110



September 19, 1997



Board of Directors
Shared Technologies Cellular, Inc.
100 Great Meadow Road
Wethersfield, CT 06109

Gentlemen:

      You have requested our opinion, as counsel to Shared Technologies Cellular, Inc. (the "Company"), with respect to certain matters in connection with a proposed offering of 150,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), by the Company, pursuant to the Company's Savings and Retirement Plan, as amended (the "Plan"). The offering is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and
Exchange   Commission  on  or  about  September  19,  1997  (the   "Registration
Statement").

      In rendering this opinion, we have reviewed, among other documents, the Plan documents, the Company's Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, and the proceedings of the Company's stockholders and Board of Directors relating to the authorization and issuance of the Shares. We have also considered such statutes, rules and regulations as we have deemed relevant for the purposes hereof.

      Based on the foregoing, it is our opinion that:

      1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      2.  The Shares to be sold by the Company, when issued and sold pursuant to
the  Plan,  will  be  validly  authorized,   legally  issued,   fully  paid  and
non-assessable.

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Gadsby & Hannah LLP
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                                                  Gadsby & Hannah LLP